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                                                                    Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Chrome Systems Corporation:

     We consent to the use of the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated March 25, 2005, except as to Note 12, which is as of April 25, 2005, with respect to the balance sheet of Chrome Systems Corporation as of December 31, 2004, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2004, included herein and to the reference to our firm under the heading "EXPERTS" in the prospectus.

/s/ KPMG LLP

Portland, Oregon
July 22, 2005